EXHIBIT 99.1

                                [GRAPHIC OMITTED]


Contact: Peter M. Holland
         Chief Financial Officer
         (740) 772-8547


                            HORIZON PCS APPOINTS KPMG
                           AS INDEPENDENT ACCOUNTANTS

CHILLICOTHE, OH (June 28, 2002) -- Horizon PCS, Inc., a Sprint PCS (NYSE:PCS) Network Partner, today announced that its Audit Committee has appointed KPMG as the corporation's independent accountants. KPMG will replace Arthur Andersen LLP as Horizon's independent accountants effective immediately.

"We respect and value the excellent and professional services that Arthur Andersen has provided Horizon throughout their long tenure as our independent accountants," said William A. McKell, president and chief executive officer of Horizon. Regarding the change to KPMG, he said that the Audit Committee and Horizon's executive management made the decision to change accounting firms after very thorough deliberation and an extensive evaluation process. It was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles, practices or financial disclosure. "KPMG has an excellent reputation in the public accounting profession, and has extensive experience in the telecommunications arena," Mr. McKell concluded. "We look forward to beginning a working relationship with them."

ABOUT HORIZON
Horizon PCS is one of the largest Sprint PCS Network Partners, based on its exclusive right to market Sprint PCS wireless mobility communications network products and services to a total population of over 10.2 million in portions of 12 contiguous states. Its markets are located between Sprint's Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint markets that have a total population of over 59 million. As a Sprint PCS Network Partner, Horizon markets wireless mobile communications network products and services under the Sprint PCS brand name. For more information, visit the Horizon PCS web site at http://www.horizonpcs.com.


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